UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2014

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite J, Corte Madera, California	94925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 10, 2014, Restoration Hardware Holdings, Inc. (the “Company”) exercised its right under the Company’s 2012 Equity Replacement Plan (the “Equity Plan”) and the applicable award agreement to repurchase 238,290 shares of outstanding common stock that had previously been awarded to Carlos Alberini, a former Co-Chief Executive Officer of the Company, who resigned from this position effective January 31, 2014 (the “Resignation Date”). The Equity Plan provides that the Company may repurchase from its former employees any shares subject to selling restrictions under the Equity Plan. The shares repurchased by the Company from Mr. Alberini represent all of the shares awarded to Mr. Alberini that were subject to selling restrictions under the Equity Plan as of the Resignation Date. The Company’s outstanding shares have been reduced by 238,290 shares as of March 10, 2014 as a result of the repurchase.

The shares were repurchased by the Company at a purchase price of $65.06 per share, which was the closing sale price per share of the Company’s common stock on the New York Stock Exchange on the repurchase date. In accordance with the terms of the Equity Plan, the Company paid the purchase price for such shares through the issuance of an unsecured subordinated promissory note in the aggregate amount of approximately $15.5 million. The promissory note has a term of eight years and accrues interest annually at a rate of 5% per year, with accrued interest payable annually by the Company. The principal amount of the promissory note is payable by the Company at maturity on March 10, 2022.

In addition, on March 11, 2014, options to purchase 1,984,551 shares of the Company’s common stock, with an exercise price of $46.50 per share, that had been awarded to Mr. Alberini under the Company’s 2012 Stock Option Plan (the “Option Plan”), were canceled. In connection with the Company’s notice electing to repurchase the shares underlying these options in the event Mr. Alberini exercised the options, Mr. Alberini elected not to exercise these options and forfeited them on the date indicated herein. These options were scheduled to expire 120 days following the Resignation Date unless Mr. Alberini exercised them.

Mr. Alberini also continues to hold stock options to purchase 992,275 shares of the Company’s common stock, with an exercise price of $46.50 per share, that are vested and not subject to selling restrictions (or repurchase by the Company) under the Option Plan. If Mr. Alberini had exercised these remaining options on a net exercise basis at March 10, 2014, the Company would have issued approximately 283,000 shares to him in full settlement of these options, based on the closing stock price that day. Mr. Alberini has not yet exercised these options but can exercise them at any time during the 120-day post-termination exercise period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE HOLDINGS, INC.

Dated: March 12, 2014	By:	/s/ Edward Lee
Edward Lee
Senior Vice President and Assistant Secretary